EXHIBIT 12


Computation of Ratio of Earnings to Fixed Charges
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

                                                                                                                    Six Months Ended
                                                                      Year Ended December 31,                           June 30,
                                                            ---------------------------------------------------    -----------------
                                                             1993        1994        1995      1996      1997           1998
                                                             ----        ----        ----      ----      ----           ----
                                                                            (In thousands, except ratio data)
EARNINGS:
Income from continuing operations before income taxes,
  Minority interest and extraordinary items               $  130,246  $  193,701  $ 238,382  $ 384,162  $ 601,634     $   407,504
Less:  Minority interest                                      29,549      31,655     43,753     50,369     64,873          35,424
                                                          -------------------------------------------------------     --------------
Income from continuing operations before income taxes and
  extraordinary items                                        100,697     162,036    194,629    333,793    536,761         372,080


Adjustments:
  Non-recurring charges                                       50,075      34,717     73,102     78,905     15,875               -
  Fixed charges                                               31,413      83,942    116,647    113,254    126,827          66,466
  Capitalized interest expense                                (2,664)     (2,869)    (2,865)    (3,943)    (2,491)           (523)
                                                          -------------------------------------------------------     --------------

Numerator - earnings available for fixed charges          $  179,521  $  277,826  $ 381,513  $ 522,009  $ 676,972     $   438,023
                                                          =======================================================     ==============


FIXED CHARGES:
  Interest expense                                        $   25,884  $   74,895  $ 105,517  $  98,751  $ 111,504     $    56,918
Capitalized interest expense                                   2,664       2,869      2,865      3,943      2,491             523
Interest component of rental expense                           2,865       6,178      8,265     10,560     12,832           9,025
                                                          -------------------------------------------------------     --------------

Denominator - fixed charges                               $   31,413  $   83,942  $ 116,647  $ 113,254  $ 126,827     $    66,466
                                                          =======================================================     ==============

Ratio of earnings to fixed charges                              5.71x       3.31x      3.27x      4.61x      5.34x           6.59x
                                                          =======================================================     ==============
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